                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                -----------------

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                              (Amendment No. 3)(1)



                                Cyberonics, Inc.
                                ----------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    23251P102
                                    ---------
                                 (CUSIP Number)


                                December 31, 2002
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                  [ ]  Rule 13d-1(b)

                  [x]  Rule 13d-1(c)

                  [ ]  Rule 13d-1(d)


--------
        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  23251P102            SCHEDULE 13G/A                 Page 2 of 5 Pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (ENTITIES ONLY)

         The Clark Estates, Inc.
         13-5524538

--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY

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4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

--------------------------------------------------------------------------------

                  5.   SOLE VOTING POWER         1,312,672
NUMBER OF         --------------------------------------------------------------
SHARES
BENEFICIALLY      6.   SHARED VOTING POWER       0
OWNED BY
EACH              --------------------------------------------------------------
REPORTING
PERSON WITH       7.   SOLE DISPOSITIVE POWER    1,312,672
--------------------------------------------------------------------------------

                  8.   SHARED DISPOSITIVE POWER  0

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,312,672

--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

[  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         5.96%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO
--------------------------------------------------------------------------------

CUSIP No.  23251P102            SCHEDULE 13G/A                 Page 3 of 5 Pages


ITEM 1(a).            NAME OF ISSUER:

                      Cyberonics, Inc.

ITEM 1(b).            ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      16511 Space Center Boulevard
                      Cyberonics Building
                      Houston, Texas  77058

ITEM 2(a).            NAME OF PERSON FILING:

                      The Clark Estates, Inc.

ITEM 2(b).            ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
                      RESIDENCE:

                      One Rockefeller Plaza
                      31st Floor
                      New York, New York  10020

ITEM 2(c).            CITIZENSHIP:

                      New York

ITEM 2(d).            TITLE OF CLASS OF SECURITIES:

                      Common Stock, par value $.01 per share

ITEM 2(e).            CUSIP NUMBER:

                      23251P102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      (a)             [ ] Broker or dealer registered under Section 15 of the
                          Exchange Act.
      (b)             [ ] Bank as defined in Section 3(a)(6) of the Exchange
                          Act.
      (c)             [ ] Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act.
      (d)             [ ] Investment company as defined in Section 8 of the
                          Investment Company Act.
      (e)             [ ] An investment adviser in accordance with Rule
                          13d-1(b)(1)(ii)(E).
      (f)             [ ] An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F).
      (g)             [ ] A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G).
      (h)             [ ] A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act.
      (i)             [ ] A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act.
      (j)             [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No.  23251P102            SCHEDULE 13G/A                 Page 4 of 5 Pages

            N/A

ITEM 4.                OWNERSHIP:

      (a)             Amount beneficially owned:     1,312,672 (the "Shares")

      (b)             Percent of class:     5.96%

      (c)             Number of shares as to which such person has:

                         (i)  Sole power to vote or to direct the vote:
                              1,312,672

                        (ii)  Shared power to vote or to direct the vote: 0

                       (iii) Sole power to dispose or to direct the disposition of: 1,312,672

                        (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.               OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of a class of securities, check the following [ ].

            N/A

ITEM 6.               OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                      PERSON:

Other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares. None of such persons has an interest exceeding five percent.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

            N/A

ITEM 8.               IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

            N/A

ITEM 9.               NOTICE OF DISSOLUTION OF GROUP:

            N/A

ITEM 10.              CERTIFICATIONS:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or

CUSIP No.  23251P102            SCHEDULE 13G/A                 Page 5 of 5 Pages

influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2003
                                          THE CLARK ESTATES, INC.

                                          By:   /s/ Kevin S. Moore
                                              ----------------------------------
                                              Name:  Kevin S. Moore
                                              Title:  President